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CENTRAL
 HUDSON
     GAS & ELECTRIC CORP.          N E W S
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CONTACT: Denise VanBuren 914-471-8323


October 31, 1997

For Immediate Release

          NEWBURGH ENVIRONMENTAL INVESTIGATION CONTINUES


     The next stage in the on-going environmental investigation at the City of Newburgh Sewage Treatment plant occurred today, when a Remedial Investigation report was filed with the New York State Department of Environmental Conservation. The report filed today is based upon months of research and results from a voluntary Consent Order with the DEC through which Central Hudson has committed to cleaning up any contamination for which it is responsible at the site, which is adjacent to property where a former Central Hudson gas manufacturing plant once operated.

     The continuing investigation centers on an oily substance found in a limited number of locations more than 15 feet beneath the surface at the site of the City of Newburgh's sewage Treatment Plant, a property once occupied by a ship-building business, a railroad yard and a fill area, and located across Marine Drive from Central Hudson's former manufactured gas plant. Materials have also been detected in near-shore river sediment adjacent to the City's property.

     All field and laboratory work has now been completed, together with quality assurance by an independent consultant of the validity of those findings.

     "As a result of this stage of the investigation, it does appear that the oily materials found on the City's site are similar to those present on Central Hudson's adjacent property," explained Jeffrey Clock, the utility's director of Environmental Affairs.


     "However, because of the many evolving historical uses of the City's property -- which even included physical alterations to its shoreline -- it is impossible to identify a single explanation as to how these materials came to be located on site," Clock said.

     Following the thorough review of a one-half mile radius of the property based upon soil, air and water samples, Clock said there is no immediate environmental or public health threat as a result of the underground materials.

     "The next stage in the process will be to complete a risk assessment and to evaluate remediation alternatives should the DEC determine such actions are necessary as a result of today's report," explained Clock. He said he anticipates that risk assessment would likely be completed within a year.

     Manufactured gas for lighting was produced on Central Hudson's site between 1878 and the early 1950's in a plant built by a predecessor company. Today, Central Hudson operates a natural gas regulator station and a propane peaking plant on its property.

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